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                                                                    EXHIBIT 99.1


CONTACT:    610-337-1000                         FOR RELEASE:   DECEMBER 2, 2004
            Bob Krick, ext. 3141                 Immediate
            Brenda Blake, ext. 3202


UGI APPOINTS JOHN L. WALSH PRESIDENT & COO

Valley Forge, Pa., Dec. 2 - UGI Corporation (NYSE:UGI) today named John L. Walsh, 49, to the post of President & Chief Operating Officer, effective no later than April 1, 2005. Walsh will report to Lon R. Greenberg, Chairman and Chief Executive Officer. Walsh will join the boards of directors of UGI, AmeriGas Propane, Inc. and UGI Utilities, Inc. He will be responsible for all domestic operating units, including AmeriGas Propane and UGI Utilities.

Walsh is currently chief executive of the Industrial and Special Products division of BOC Group PLC and has been an executive director since 2001. He joined BOC in 1986 as vice president-special gases and has held various senior management positions in BOC, including president of Process Gas Solutions, North America and president of BOC Process Plants.

Prior to joining BOC, Walsh was a vice president of AmeriGas' industrial gas division prior to its sale to BOC in 1989. From 1981 until 1986, Walsh held several management positions in planning, corporate development and field operations with UGI and AmeriGas.

"We are very pleased to welcome John back to UGI as a key member of our management team," said Greenberg. "Throughout his career, John has exhibited exemplary leadership on a worldwide basis in a very competitive industry. We are fortunate to attract to UGI an executive with John's record of success. I am confident that he will make meaningful contributions to our efforts to provide long-term value for our shareholders."

Walsh, who will relocate to Valley Forge from London, holds a bachelors degree in economics and an MBA, both from Harvard University.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest propane distributors in France.

Comprehensive information about UGI Corporation is available on the web at http://www.ugicorp.com.


C-18                                ###                           12/02/04

UGI Corporation (NYSE: UGI) is engaged in two principal businesses: retail distribution of propane gas and related products and services nationally and internationally, and natural gas and electricity distribution and related products and services in the Middle Atlantic region of the United States. UGI has paid common dividends each year since 1885.